Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SKECHERS U.S.A., INC.

ARTICLE I

Name

The name of the corporation is Skechers U.S.A., Inc. (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (collectively, the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be shares of Common Stock with the par value of $0.001 per share.

ARTICLE V

Board of Directors

5.1 General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

5.2 Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VI

Indemnification

To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, respectively. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the DGCL, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this ARTICLE VI, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this ARTICLE VI. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE VI as it applies to the indemnification and advancement of expenses of directors and officers of the

Corporation. Any amendment, repeal or modification of this ARTICLE VI, or the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VI, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the Corporation’s stockholders of this ARTICLE VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation are granted subject to the rights reserved in this ARTICLE VII.